Exhibit 99.1

PRESS RELEASE

GE Reports 3Q ’09 EPS of $0.22 (Includes $0.05 Restructuring & Other Charges);
Industrial Cash Flow of $4.4B in 3Q and $11.5B YTD, up 1%;
Industrial Segment Profit up 4%; Backlog up to Record $174B;
Capital Finance Earns $263MM

3Q ’09 Highlights (Continuing Operations attributable to GE)

•	EPS of $0.22 (down 51%) with $0.05 restructuring and other charges; earnings of $2.5 billion
•	Strong Industrial cash flow of $11.5 billion YTD, on pace for greater than $15 billion for full year; $61 billion consolidated cash and equivalents at quarter-end
•	Company revenues of $37.8 billion, down 20%, primarily due to GE Capital reduction, Industrial organic sales decline, no counterpart to 3Q ’08 Olympics and effects of currency exchange rates
•	Total company orders of $18.4 billion, down 18%; equipment orders up $0.7 billion from 2Q ’09; total backlog of $174 billion, a record high
•	Industrial operating profit rate solid at 16.3%, up 260 bps from 3Q ’08
•	Capital Finance earned $263 million in the quarter, $2 billion YTD; reserves increased $0.8 billion; favorable tax credits as expected; on track for profitable ’09
•	GE Capital completed 2009 long-term debt funding plan; pre-funded >90% of 2010 plan to date; balance sheet reduction ahead of plan

FAIRFIELD, Conn. – Oct. 16, 2009 – GE announced today third-quarter 2009 earnings from continuing operations (attributable to GE) of $2.5 billion, or $0.22 per share, including the effect of $0.05 in restructuring and other charges, down 51% from the third quarter of 2008.  Industrial segment profit grew 4% in the quarter compared to the year-ago period.  Cash generated from GE Industrial operating activities totaled $4.4 billion in the quarter and $11.5 billion year to date, up 1%.  Total company backlog of equipment and services grew 2% to $174 billion over the prior quarter.

“In a global economic environment that is beginning to slowly recover, GE delivered solid third-quarter business results,” GE Chairman and CEO Jeff Immelt said.  “We continue to execute on our plan at Capital Finance, perform well in a slow-growth industrial environment and strengthen the balance sheet with strong cash generation.  We are aggressively controlling costs, increasing our industrial backlog while expanding margins, and capitalizing on strong services performance.”

Industrial segment profit grew 4% versus the third quarter of last year.  An 11% increase in Energy Infrastructure earnings and NBC Universal’s 13% earnings growth more than offset an 8% decrease in Technology Infrastructure’s earnings.  These, combined with 149% growth in Consumer & Industrial earnings, partially offset continued pressure at Capital Finance, where profit decreased 87% for the quarter compared to a year ago.

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Revenues were $37.8 billion, in line with our expectations.  Industrial sales were down 13%.  Industrial organic sales, which exclude the impact of FX and the 2008 Olympics, were down 8%.  GE Capital Services (GECS) revenues declined 31%, driven by Capital Finance ending net investment reduction ahead of plan and the Penske Truck Leasing Co., L.P. deconsolidation.

GE generated $18.4 billion in Infrastructure orders, a decline of 18% year-over-year, and an increase of $0.5 billion over the previous quarter.  High-margin service orders continued to provide counter-cyclical balance and support future growth, increasing 3% year-over-year.  Total backlog was $174 billion, reaching an all-time high.  Equipment and service order cancellations remain insignificant.

“I am particularly proud of the team’s execution on Industrial cash flow,” Immelt said.  “This strong performance, despite the tough environment, has us on pace to generate more than $15 billion in cash this year.”

In addition, GE continued aggressive cost reductions in the quarter.  Restructuring and other items totaled $0.6 billion after tax, or $0.05 per share, bringing year-to-date restructuring and other charges to $1.3 billion after tax, or $0.12 per share.

“We continue to execute our plan of creating a more focused financial services company,” Immelt said.  “Capital Finance earned $263 million in the quarter and $2 billion year to date.  At the same time, we have reduced the Capital Finance ending net investment ahead of plan and increased reserves by $0.8 billion in the quarter.

“While it remains a tough environment for GE Capital, we are seeing signs of stabilization,” Immelt said.  “Every segment at GE Capital was profitable with the exception of Real Estate, which is experiencing a tough environment but where we believe the risks are well understood and manageable.

“This is another quarter where the company executed on our commitments,” Immelt said.  “Our Industrial segment earnings growth was positive, while we built backlog.  We are well positioned in the markets and geographies that will grow in the future.  We have successfully navigated through the financial crisis and are preparing GE Capital to be a smaller, more focused franchise.  GE is well positioned in this reset economy.”

Third Quarter 2009 Financial Highlights:

Earnings from continuing operations attributable to GE were $2.5 billion, down 45% from $4.5 billion in the third quarter of 2008. EPS from continuing operations was $0.22, down 51% from last year. Segment profit fell 26% compared with the third quarter of 2008, as 11% growth at Energy Infrastructure, 13% growth at NBC Universal and 149% growth at Consumer & Industrial were more than offset by an 87% earnings decline at Capital Finance and an 8% earnings decline at Technology Infrastructure.

Including the effects of discontinued operations, third quarter net earnings attributable to GE were $2.5 billion ($0.23 per share) in 2009 compared with $4.3 billion ($0.43 per share) in the third quarter of 2008.

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Revenues fell 20% to $37.8 billion. GECS revenues fell 31% versus last year to $12.7 billion. Industrial sales were $25.1 billion, down 13% from the third quarter of 2008.

Cash generated from GE Industrial operating activities in the first nine months of 2009 totaled $11.5 billion, up 1% from $11.3 billion last year.

The accompanying tables include information integral to assessing the company’s financial position, operating performance and cash flow.

GE will discuss preliminary third-quarter results on a Webcast at 8:30 a.m. ET today, available at www.ge.com/investor.  Related charts will be posted there prior to the call.

*   *   *

GE (NYSE: GE) is a diversified infrastructure, finance and media company taking on the world’s toughest challenges. From aircraft engines and power generation to financial services, medical imaging, and television programming, GE operates in more than 100 countries and employs about 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

Caution Concerning Forward-Looking Statements:

This document contains “forward-looking statements”- that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: the severity and duration of current economic and financial conditions, including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; the impact of U.S. and foreign government programs to restore liquidity and stimulate national and global economies; the impact of conditions in the financial and credit markets on the availability and cost of GE Capital’s funding and on our ability to reduce GE Capital’s asset levels as planned; the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults; our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so; the soundness of other financial institutions with which GE Capital does business; the adequacy of our cash flow and earnings and other conditions which may affect our ability to maintain our quarterly dividend at the current level; the level of demand and financial performance of the major industries we serve, including, without limitation, air and rail transportation, energy generation, network television, real estate and healthcare; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of proposed financial services regulation; strategic actions, including acquisitions and dispositions and our success in integrating acquired businesses; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Media Contact:
Anne Eisele, 203.373.3061 (office); 203.522.9045 (mobile)
anne.eisele@ge.com

Investor Contact:
Trevor Schauenberg, 203.373.2468 (office)
trevor.schauenberg@ge.com

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GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE(a)			Financial Services (GECS)
Three months ended September 30	2009	2008	V %	2009	2008	V %	2009	2008	V %

Revenues
Sales of goods and services	$25,143	$29,160		$25,125	$28,868		$213	$579
Other income	438	544		476	659		–	–
GECS earnings from continuing operations	–	–		133	2,010		–	–
GECS revenues from services	12,218	17,530		–	–		12,533	17,852
Total revenues	37,799	47,234	(20)%	25,734	31,537	(18)%	12,746	18,431	(31)%

Costs and expenses
Cost of sales, operating and administrative
expenses	27,902	32,679		22,277	25,479		5,962	7,579
Interest and other financial charges	4,322	6,955		352	525		4,128	6,723
Investment contracts, insurance losses and
insurance annuity benefits	732	787		–	–		785	839
Provision for losses on financing receivables	2,868	1,641		–	–		2,868	1,641
Total costs and expenses	35,824	42,062	(15)%	22,629	26,004	(13)%	13,743	16,782	(18)%

Earnings (loss) from continuing operations
before income taxes	1,975	5,172	(62)%	3,105	5,533	(44)%	(997)	1,649	U
Benefit (provision) for income taxes	484	(539)		(654)	(996)		1,138	457
Earnings from continuing operations	2,459	4,633	(47)%	2,451	4,537	(46)%	141	2,106	(93)%

Earnings (loss) from discontinued operations,
net of taxes	40	(165)		40	(165)		40	(170)

Net earnings	2,499	4,468	(44)%	2,491	4,372	(43)%	181	1,936	(91)%

Less net earnings (loss) attributable to noncontrolling
interests	5	156		(3)	60		8	96
Net earnings attributable to the Company	2,494	4,312	(42)%	2,494	4,312	(42)%	173	1,840	(91)%

Preferred stock dividends declared	(75)	–		(75)	–		–	–
Net earnings attributable to GE common
shareowners	$2,419	$4,312	(44)%	$2,419	$4,312	(44)%	$173	$1,840	(91)%

Amounts attributable to the Company:
Earnings from continuing operations	$2,454	$4,477	(45)%	$2,454	$4,477	(45)%	$133	$2,010	(93)%
Earnings (loss) from discontinued operations,
net of taxes	40	(165)		40	(165)		40	(170)
Net earnings attributable to the Company	$2,494	$4,312	(42)%	$2,494	$4,312	(42)%	$173	$1,840	(91)%

Per-share amounts – earnings from continuing
operations
Diluted earnings per share	$0.22	$0.45	(51)%
Basic earnings per share	$0.22	$0.45	(51)%

Per-share amounts – net earnings
Diluted earnings per share	$0.23	$0.43	(47)%
Basic earnings per share	$0.23	$0.43	(47)%

Total average equivalent shares
Diluted shares	10,638	9,970	7%
Basic shares	10,638	9,953	7%

Dividends declared per share	$0.10	$0.31	(68)%

(a) Refers to the Industrial businesses of the Company including GECS on an equity basis.

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for “GE” and “GECS.” Transactions between GE and GECS have been eliminated from the “Consolidated” columns. See Note 1 to the 2008 consolidated financial statements at www.ge.com/ar2008 for further information about consolidation matters.

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GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE(a)			Financial Services (GECS)
Nine months ended September 30	2009	2008	V %	2009	2008	V %	2009	2008	V %

Revenues
Sales of goods and services	$75,348	$81,581		$75,159	$80,900		$691	$1,474
Other income	900	1,693		1,035	1,984		–	–
GECS earnings from continuing operations	–	–		1,479	7,240		–	–
GECS revenues from services	39,097	53,028		–	–		39,969	54,027
Total revenues	115,345	136,302	(15)%	77,673	90,124	(14)%	40,660	55,501	(27)%

Costs and expenses
Cost of sales, operating and administrative
expenses	83,042	92,176		65,986	71,168		17,950	22,126
Interest and other financial charges	14,302	20,103		1,076	1,681		13,717	19,242
Investment contracts, insurance losses and
insurance annuity benefits	2,257	2,412		–	–		2,381	2,557
Provision for losses on financing receivables	8,021	4,453		–	–		8,021	4,453
Total costs and expenses	107,622	119,144	(10)%	67,062	72,849	(8)%	42,069	48,378	(13)%

Earnings (loss) from continuing operations
before income taxes	7,723	17,158	(55)%	10,611	17,275	(39)%	(1,409)	7,123	U
Benefit (provision) for income taxes	566	(2,434)		(2,393)	(2,735)		2,959	301
Earnings from continuing operations	8,289	14,724	(44)%	8,218	14,540	(43)%	1,550	7,424	(79)%

Loss from discontinued operations,
net of taxes	(175)	(534)		(175)	(534)		(157)	(568)

Net earnings	8,114	14,190	(43)%	8,043	14,006	(43)%	1,393	6,856	(80)%

Less net earnings attributable to noncontrolling
interests	102	502		31	318		71	184
Net earnings attributable to the Company	8,012	13,688	(41)%	8,012	13,688	(41)%	1,322	6,672	(80)%

Preferred stock dividends declared	(225)	–		(225)	–		–	–
Net earnings attributable to GE common
shareowners	$7,787	$13,688	(43)%	$7,787	$13,688	(43)%	$1,322	$6,672	(80)%

Amounts attributable to the Company:
Earnings from continuing operations	$8,187	$14,222	(42)%	$8,187	$14,222	(42)%	$1,479	$7,240	(80)%
Earnings (loss) from discontinued operations,
net of taxes	(175)	(534)		(175)	(534)		(157)	(568)
Net earnings attributable to the Company	$8,012	$13,688	(41)%	$8,012	$13,688	(41)%	$1,322	$6,672	(80)%

Per-share amounts – earnings from continuing
operations
Diluted earnings per share	$0.75	$1.42	(47)%
Basic earnings per share	$0.75	$1.43	(48)%

Per-share amounts – net earnings
Diluted earnings per share	$0.73	$1.37	(47)%
Basic earnings per share	$0.73	$1.37	(47)%

Total average equivalent shares
Diluted shares	10,601	9,989	6%
Basic shares	10,601	9,965	6%

Dividends declared per share	$0.51	$0.93	(45)%

(a) Refers to the Industrial businesses of the Company including GECS on an equity basis.

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for “GE” and “GECS.” Transactions between GE and GECS have been eliminated from the “Consolidated” columns. See Note 1 to the 2008 consolidated financial statements at www.ge.com/ar2008 for further information about consolidation matters.

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GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)

	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions)	2009	2008	V %	2009	2008	V %

Revenues
Energy Infrastructure	$8,917	$9,769	(9)	$26,733	$27,164	(2)
Technology Infrastructure	10,209	11,450	(11)	31,200	33,761	(8)
NBC Universal	4,079	5,073	(20)	11,168	12,539	(11)
Capital Finance	12,161	17,292	(30)	38,100	52,242	(27)
Consumer & Industrial	2,438	2,989	(18)	7,166	8,990	(20)
Total segment revenues	37,804	46,573	(19)	114,367	134,696	(15)
Corporate items and eliminations	(5)	661	U	978	1,606	(39)
Consolidated revenues from continuing
operations	$37,799	$47,234	(20)	$115,345	$136,302	(15)

Segment profit (a)
Energy Infrastructure	$1,582	$1,425	11	$4,646	$4,074	14
Technology Infrastructure	1,748	1,900	(8)	5,384	5,657	(5)
NBC Universal	732	645	13	1,662	2,266	(27)
Capital Finance	263	2,020	(87)	2,008	7,602	(74)
Consumer & Industrial	117	47	F	264	329	(20)
Total segment profit	4,442	6,037	(26)	13,964	19,928	(30)

Corporate items and eliminations	(982)	(39)	U	(2,308)	(1,290)	(79)
GE interest and other financial charges	(352)	(525)	33	(1,076)	(1,681)	36
GE provision for income taxes	(654)	(996)	34	(2,393)	(2,735)	13

Earnings from continuing operations
attributable to the Company	2,454	4,477	(45)	8,187	14,222	(42)

Earnings (loss) from discontinued
operations, net of taxes, attributable to
the Company	40	(165)	F	(175)	(534)	67

Consolidated net earnings attributable to
the Company	$2,494	$4,312	(42)	$8,012	$13,688	(41)

(a)
Segment profit always excludes the effects of principal pension plans, results reported as discontinued operations, earnings attributable to noncontrolling interests and accounting changes, and may exclude matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges and balances; technology and product development costs; certain gains and losses from dispositions; and litigation settlements or other charges, responsibility for which preceded the current management team.  Segment profit excludes or includes interest and other financial charges and income taxes according to how a particular segment's management is measured – excluded in determining segment profit, which we sometimes refer to as "operating profit," for Energy Infrastructure, Technology Infrastructure, NBC Universal and Consumer & Industrial; included in determining segment profit, which we sometimes refer to as "net earnings," for Capital Finance.

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GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)
Additional Information

	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions)	2009	2008	V %	2009	2008	V %

Energy Infrastructure
Revenues	$8,917	$9,769	(9)	$26,733	$27,164	(2)

Segment profit	$1,582	$1,425	11	$4,646	$4,074	14

Revenues
Energy (a)	$7,128	$8,015	(11)	$21,872	$22,283	(2)
Oil & Gas	1,953	1,891	3	5,444	5,321	2

Segment profit
Energy (a)	$1,273	$1,143	11	$3,965	$3,426	16
Oil & Gas	338	305	11	800	721	11

Technology Infrastructure
Revenues	$10,209	$11,450	(11)	$31,200	$33,761	(8)

Segment profit	$1,748	$1,900	(8)	$5,384	$5,657	(5)

Revenues
Aviation	$4,542	$4,841	(6)	$13,978	$14,084	(1)
Enterprise Solutions	904	1,192	(24)	2,735	3,532	(23)
Healthcare	3,801	4,191	(9)	11,310	12,569	(10)
Transportation	970	1,256	(23)	3,210	3,606	(11)

Segment profit
Aviation	$970	$834	16	$2,973	$2,523	18
Enterprise Solutions	103	187	(45)	295	503	(41)
Healthcare	508	634	(20)	1,509	1,909	(21)
Transportation	177	255	(31)	630	750	(16)

Capital Finance
Revenues	$12,161	$17,292	(30)	$38,100	$52,242	(27)

Segment profit	$263	$2,020	(87)	$2,008	$7,602	(74)

Revenues
Commercial Lending and Leasing (CLL) (b)	$4,668	$6,474	(28)	$15,519	$20,297	(24)
Consumer (b)	4,878	6,613	(26)	14,508	19,709	(26)
Real Estate	982	1,679	(42)	2,970	5,526	(46)
Energy Financial Services	483	1,261	(62)	1,617	3,020	(46)
GE Commercial Aviation Services (GECAS)	1,150	1,265	(9)	3,486	3,690	(6)

Segment profit
CLL (b)	$135	$389	(65)	$625	$1,985	(69)
Consumer (b)	434	796	(45)	1,404	2,852	(51)
Real Estate	(538)	244	U	(948)	1,204	U
Energy Financial Services	41	306	(87)	181	606	(70)
GECAS	191	285	(33)	746	955	(22)

(a)	During the first quarter of 2009, Water was combined with Energy. Prior-period amounts were reclassified to conform to the current-period’s presentation.
(b)	During the first quarter of 2009, we transferred Banque Artesia Nederland N.V. from CLL to Consumer. Prior-period amounts were reclassified to conform to the current-period’s presentation.

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GENERAL ELECTRIC COMPANY
Condensed Statement of Financial Position

(Dollars in billions)	Consolidated		GE(a)		Financial Services (GECS)
Assets	9/30/09	12/31/08	9/30/09	12/31/08	9/30/09	12/31/08
Cash & marketable securities	$114.1	$89.6	$5.2	$12.3	$109.6	$78.7
Receivables	19.6	21.4	12.9	15.1	–	–
Inventories	13.1	13.7	13.0	13.6	0.1	0.1
GECS financing receivables – net	340.7	365.2	–	–	348.5	372.5
Property, plant & equipment – net	73.0	78.5	14.3	14.4	58.7	64.1
Investment in GECS	–	–	70.7	53.3	–	–
Goodwill & intangible assets	99.9	96.7	67.9	67.8	32.0	29.0
Other assets	124.5	120.4	23.7	22.3	106.7	104.2
Assets of businesses held for sale	1.3	10.6	–	–	1.3	10.6
Assets of discontinued operations	1.6	1.7	0.1	0.1	1.5	1.7

Total assets	$787.8	$797.8	$207.8	$198.9	$658.4	$660.9

Liabilities and equity
Borrowings	$518.2	$523.8	$12.2	$12.2	$508.4	$514.6
Investment contracts, insurance liabilities
and insurance annuity benefits	32.5	34.0	–	–	32.9	34.4
Other liabilities	109.7	124.4	71.6	75.1	43.0	54.5
Liabilities of businesses held for sale	0.1	0.6	–	–	0.1	0.6
Liabilities of discontinued operations	1.5	1.4	0.2	0.2	1.3	1.2
GE shareowners' equity	117.5	104.7	117.5	104.7	70.7	53.3
Noncontrolling interests	8.3	8.9	6.3	6.7	2.0	2.3

Total liabilities and equity	$787.8	$797.8	$207.8	$198.9	$658.4	$660.9

(a) Refers to the Industrial businesses of the Company including GECS on an equity basis.

September 30, 2009, information is unaudited.  Supplemental consolidating data are shown for “GE” and “GECS.” Transactions between GE and GECS have been eliminated from the “Consolidated” columns. See Note 1 to the 2008 consolidated financial statements at www.ge.com/ar2008 for further information about consolidation matters.

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GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. We have referred to growth in industrial cash from operating activities (Industrial CFOA) for the nine months ended September 30, 2009, compared with the nine months ended September 30, 2008 and the decline in Industrial organic sales for the three months ended September 30, 2009, compared with the three months ended September 30, 2008. The reconciliations of these measures to the most comparable GAAP measures follows.

(Dollars in millions)	Nine months ended September 30
Growth in Industrial CFOA	2009	2008	V %

Cash from GE's operating activities as reported	$11,465	$13,635	(16)%
Less dividends from GECS	–	2,291
Cash from GE's operating activities excluding
dividends from GECS (Industrial CFOA)	$11,465	$11,344	1%

We define “Industrial CFOA” as GE’s cash from operating activities less the amount of dividends received by GE from GECS. This includes the effects of intercompany transactions, including GE customer receivables sold to GECS; GECS services for trade receivables management and material procurement; buildings and equipment (including automobiles) leased by GE from GECS; information technology (IT) and other services sold to GECS by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GECS from third-party producers for lease to others; medical equipment manufactured by GE that is leased by GECS to others; and various investments, loans and allocations of GE corporate overhead costs. We believe that investors may find it useful to compare GE’s operating cash flows without the effect of GECS dividends, since these dividends are not representative of the operating cash flows of our industrial businesses and can vary from period to period based upon the results of the financial services businesses. Management recognizes that this measure may not be comparable to cash flow results of companies which contain both industrial and financial services businesses, but believes that this comparison is aided by the provision of additional information about the amounts of dividends paid by our financial services business and the separate presentation in our financial statements of the Financial Services (GECS) cash flows. We believe that our measure of Industrial CFOA provides management and investors with a useful measure to compare the capacity of our industrial operations to generate operating cash flow with the operating cash flow of other non-financial businesses and companies and as such provides a useful measure to supplement the reported GAAP CFOA measure.

(Dollars in millions)	Three months ended September 30
Decline in Industrial Organic Sales	2009	2008	V %

Industrial sales as reported	$25,125	$28,868	(13)%
Less the effects of
Acquisitions, business dispositions (other than
dispositions of businesses acquired for investment)
and currency exchange rates	(327)	150
The 2008 Olympics broadcasts	–	1,020
Industrial sales excluding the effects of acquisitions, business dispositions (other than dispositions of
businesses acquired for investment) , currency exchange
rates and the 2008 Olympics broadcasts
(Industrial organic sales)	$25,452	$27,698	(8)%

Industrial organic sales measures sales from our industrial businesses excluding the effects of acquisitions, business dispositions, currency exchange rates and the 2008 Olympics broadcasts for comparison of current period results with the corresponding period of the prior year. We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and currency exchange, which activities are subject to volatility and can obscure underlying trends, and the 2008 Olympics broadcasts, which if included would overshadow trends in ongoing sales. We also believe that presenting organic sales separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial businesses and companies. Management recognizes that the term “industrial organic sales” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, we believe that this measure is useful in assessing trends of the respective businesses or companies and may therefore be a useful tool in assessing period-to-period performance trends.

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